As filed with the Securities and Exchange Commission on February 14, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CACI INTERNATIONAL INC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-1345888
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1100 North Glebe Road

Arlington, Virginia 22201

(703) 841-7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. J.P. London

Chairman, President and Chief Executive Officer

CACI INTERNATIONAL INC

1100 North Glebe Road

Arlington, Virginia 22201

(703) 841-7800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Dean F. Hanley FOLEY HOAG LLP World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210 (617) 832-1000	Jeffrey P. Elefante Executive Vice President, and General Counsel CACI INTERNATIONAL INC 1100 North Glebe Road Arlington, Virginia 22201 (703) 841-7800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (2)
Common stock, $0.10 par value per share (3)	(6)	(6)
Preferred stock, $0.10 par value per share (4)	(6)	(6)
Debt securities (5)	(6)	(6)
TOTAL	$400,000,000.00	$47,080.00

(1)	Securities may be issued in United States Dollars or the equivalent thereof in other currencies, currency units or composite currencies.

(2)	The registration fee has been calculated in accordance with Section 457(o) of the Securities Act of 1933, as amended, and reflects the offering price rather than the principal amount of any debt securities issued at a discount.

(3)	Common stock may be issued in primary offerings, upon conversion of preferred stock registered hereby or upon conversion of debt securities registered hereby.

(4)	Preferred stock may be issued in primary offerings, upon conversion of another series of preferred stock registered hereby or upon conversion of debt securities registered hereby.

(5)	Debt securities may be issued in primary offerings, upon conversion of another series of debt securities registered hereby or upon conversion of preferred stock registered hereby.

(6)	Omitted pursuant to General Instruction II.D to Form S-3 under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 14, 2005

PRELIMINARY PROSPECTUS

$400,000,000.00

CACI INTERNATIONAL INC

Common Stock

Preferred Stock

Debt Securities

We may from time to time offer and sell securities that have an aggregate initial offering price of up to $400,000,000.00, or the equivalent thereof in other currencies, currency units or composite currencies, in one or more offerings. We may offer these securities separately or together in any combination and as separate series. This prospectus provides you with a general description of the securities we may offer. We may offer and sell shares of our common stock, shares of our preferred stock, debt securities, and any combination of our common stock, preferred stock and debt securities.

Each time we sell shares of our common stock, shares of our preferred stock or debt securities, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all of the documents incorporated by reference in this prospectus before you invest in the securities described in the prospectus, which we refer to in this prospectus as the securities.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Our common stock is traded on the New York Stock Exchange under the symbol “CAI.” The last reported sale price of our common stock on the New York Stock Exchange on February 11, 2005 was $54.09 per share.

Investing in the securities involves risk. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2005

You should rely on the information contained in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only at the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to herein have been filed, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

When used in this prospectus or in any supplement to this prospectus, the terms “CACI,” “we,” “our” and “us” refer to CACI International Inc and its consolidated subsidiaries, unless otherwise specified.

SUMMARY

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and all applicable prospectus supplements relating to the securities that you propose to buy before making an investment decisions.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC. Under this registration statement, we may sell up to a total dollar amount of $400,000,000.00 of any combination of the securities described in this prospectus from time to time and in one or more offerings. When we use the term “securities” in this prospectus or in any supplement to this prospectus, we mean any of the securities that we may offer under this prospectus, unless we say otherwise. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that sale. The supplement may also add, update or change information contained in this prospectus. Before purchasing the securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

ABOUT CACI

We were founded in 1962 to provide simulation technology and have strategically diversified primarily within the information technology, or IT, and communications industries. We serve clients in the government and commercial markets, primarily throughout North America and internationally on behalf of U.S. customers. We also operate in the United Kingdom. Our primary business is to deliver IT and communications solutions. We provide comprehensive, practical IT and communications solutions by adapting emerging technologies and continually evolving legacy strengths in such areas as information assurance and security, reengineering, logistics and engineering support, automated debt management systems and services, litigation support systems and services, product data management, software development and reuse, voice, data and video communications, simulation and planning, financial and human resource systems and geo-demographic and customer data analysis.

Our high quality service has enabled us to sustain repeat business and long-term client relationships and to compete effectively for new clients and new contracts. Many of our client relationships have existed for five years or more.

The demand for our services in large measure is created by the increasingly complex network, systems and information environments in which governments and businesses operate and by the need to stay current with emerging technology while increasing productivity and, ultimately, performance.

At February 1, 2005, we employed approximately 9,560 people. We are a Delaware corporation, our principal executive offices are located at 1100 North Glebe Road, Arlington, Virginia 22201, and our telephone number at that location is (703) 841-7800. We have operating offices and facilities in 114 other locations throughout the United States and Western Europe.

RISK FACTORS

You should consider carefully the risks described below and elsewhere in this prospectus and the information under “Special Note Regarding Forward-Looking Statements,” together with any added, updated or changed information included in applicable prospectus supplements and in our reports filed with the SEC that are incorporated by reference into this prospectus before you decide to buy the securities. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In that case, the value of the securities could fall and you may lose all or part of the money you paid to buy the securities.

Risks Related to Contracting with the United States Government

1. We depend on contracts with the United States Government, or the Government, for a substantial majority of our revenue, and our business could be seriously harmed if the government ceased doing business with us.

We derived 94.4% of our total revenue during the six months ended December 31, 2004, 93.7% of our total revenue in FY 2004, and 92.2% of our total revenue in FY 2003 from Government contracts, either as a prime contractor or a subcontractor. We derived 72.3% of our total revenue during the six months ended December 31, 2004, 67.4% of our total revenue in FY 2004, and 63.6% of our total revenue in FY 2003 from contracts with agencies of the United States Department of Defense, or DoD. We expect that Government contracts will continue to be the primary source of our revenue for the foreseeable future. If we were suspended or debarred from contracting with the Government generally, with the General Services Administration, or GSA, or with any significant agency in the intelligence community or the DoD, or if our reputation or relationship with government agencies were to be impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, prospects, financial condition and operating results could differ materially from those anticipated.

2. Our business could be adversely affected by the outcome of the various investigations and proceedings regarding our interrogation services work in Iraq.

Beginning in May 2004, press accounts disclosed an internal government report, the Taguba report, which contains information regarding the alleged mistreatment of Iraqi prisoners. The Taguba report alleges that one of our employees was involved with the alleged mistreatment. Another government report, the Jones/Fay Report, alleges that three of our employees, including the one identified in the Taguba Report, acted improperly in performing their assigned duties in Iraq. The Jones/Fay Report recommended that the information in the report regarding each of these employees be forwarded to the General Counsel of the United States Army for determination of whether each of them should be referred to the United States Department of Justice for prosecution, as well as forwarded to the contracting officer for appropriate contractual action.

Our preliminary investigation into these matters had already considered some of the allegations regarding the employees cited in the Jones/Fay Report, all of whom are no longer employed by us. That investigation, however, could not confirm the allegation of abuse contained in the Jones/Fay Report concerning one of the former employees and reached a different conclusion than the Jones/Fay Report regarding the allegation that another former employee placed a detainee in a stress position and permitted a photograph to be taken. The third of our former employees named in the Jones/Fay report, whose name was made public at the time of the illegally leaked Taguba Report, has been under careful consideration and review by us since May 2004. Despite attempts by our legal counsel to obtain information from the Government, to date we have not received any specific information confirming the allegations of wrongdoing made in the Taguba report about that former employee. In fact, our investigation uncovered praise about the high quality of his work from his supervisors and colleagues. The Jones/Fay Report contained other allegations that had not been previously communicated to us, and which we are now pursuing. Our investigation thus far has not produced information that supports these new Jones/Fay Report findings. We have cooperated and will continue to cooperate fully with the government regarding investigations arising out of interrogation services provided in Iraq.

In addition, we received a letter from the GSA Suspension and Debarment Official expressing concern that we may have misused a GSA schedule contract vehicle in connection with the contract to provide interrogators and affording us an opportunity to provide information and argument as to why it should remain eligible for further Government contracts. We provided information and presented an explanation to the GSA. After its review, GSA sent us a letter stating that it was not necessary to take any formal action to protect the interests of the government (that is, the GSA would not suspend or debar us) based on these matters. In the letter, the Suspension and Debarment Official informed us that he had provided the information to the GSA’s attorneys for review and would let us know if additional information was needed. GSA has not requested any further information.

We have never condoned, and will never condone, tolerate or endorse, any illegal or inappropriate behavior on the part of any employee when working on our behalf – but we will stand firmly by our employees and their right to be presumed innocent until there is verifiable information confirming that they have been involved in misconduct. If and when we receive verifiable information indicating any inappropriate or illegal behavior on the part of any employee, we will take swift and appropriate action to redress the matter.

The results of the investigations and proceedings regarding our interrogation services in Iraq could affect our relationships with our clients and could cause our actual results to differ materially from those anticipated.

3. Our business could be adversely affected by changes in budgetary priorities of the Government.

Because we derive a substantial majority of our revenue from contracts with the Government, we believe that the success and development of our business will continue to depend on our successful participation in Government contract programs. Changes in Government budgetary priorities could directly affect our financial performance. A significant decline in government expenditures, or a shift of expenditures away from programs that we support, or a change in Government contracting policies, could cause Government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty or not to exercise options to renew contracts. Any such actions could cause our actual results to differ materially from those anticipated. Among the factors that could seriously affect our Government contracting business are:

•	changes in Government programs or requirements;

•	budgetary priorities limiting or delaying Government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding, including potential Governmental shutdowns (as occurred during the Government’s 1996 fiscal year);

•	an increase in set-asides for small businesses that could result in our inability to compete directly for prime contracts; and

•	curtailment of the Government’s use of technology solutions firms.

4. Our Government contracts may be terminated by the government at any time and may contain other provisions permitting the government not to continue with contract performance. If lost contracts are not replaced, our operating results may differ materially from those anticipated.

We derive substantially all of our revenue from Government contracts that typically span one or more base years and one or more option years. The option periods typically cover more than half of the contract’s potential duration. Government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government client to terminate the contract for its convenience. A decision not to exercise option periods or to terminate contracts could result in significant revenue shortfalls from those anticipated.

5. Government contracts contain numerous provisions that are unfavorable to us.

Government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies, some of which are not typically found in commercial contracts, including allowing the Government to:

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	claim rights in systems and software developed by us;

•	suspend or debar us from doing business with the Government or with a Government agency, impose fines and penalties and subject us to criminal prosecution; and

•	control or prohibit the export of our data and technology.

If the Government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the Government terminates a contract for default, we may be unable to recover even those amounts, and instead may be liable for excess costs incurred by the Government in procuring undelivered items and services from another source. Depending on the value of a contract, that type of termination could cause our actual results to differ materially from those anticipated. As is common with Government contractors, we have experienced and continue to experience occasional performance issues under certain of our contracts. Certain contracts also contain organizational conflict of interest clauses that limit our ability to compete for certain related follow-on contracts. For example, when we work on the design of a particular system, we may be precluded from competing for the contract to install that system. As we grow our business, we expect to experience organizational conflicts of interest more frequently. Depending upon the value of the matters affected a performance problem or organizational conflict of interest issue that precludes our participation in a program or contract could cause our actual results to differ materially from those anticipated.

6. If we fail to establish and maintain important relationships with government entities and agencies, our ability to successfully bid for new business may be adversely affected.

To facilitate our ability to prepare bids for new business, we rely in part on establishing and maintaining relationships with officials of various Government entities and agencies. These relationships enable us to provide informal input and advice to Government entities and agencies prior to the development of a formal bid. We may be unable to successfully maintain our relationships with Government entities and agencies, and any failure to do so may adversely affect our ability to bid successfully for new business and could cause our actual results to differ materially from those anticipated.

7. We derive significant revenue from contracts and task orders awarded through a competitive bidding process. If we are unable to consistently win new awards over any extended period, our business and prospects will be adversely affected.

Substantially all of our contracts and task orders with the Government are awarded through a competitive bidding process. We expect that much of the business that we will seek in the foreseeable future will continue to be awarded through competitive bidding. Budgetary pressures and changes in the procurement process have caused many Government clients to increasingly purchase goods and services through indefinite delivery/indefinite quantity, or ID/IQ, contracts, GSA schedule contracts and other government-wide acquisition contracts. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenue under each such contract. In addition, in consideration of recent publicity regarding the practice of agencies awarding work under such contracts that is arguably outside their intended scope, both the GSA and the DoD have initiated programs aimed to ensure that all work fits properly within the scope of the contract under which it is awarded. The net effect of such programs may reduce the number of bidding opportunities available to us. Moreover, even if we are highly qualified to work on a particular new contract, we might not be awarded business because of the Government’s policy and practice of maintaining a diverse contracting base.

The competitive bidding process presents a number of risks, including the following:

•	we bid on programs before the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•	we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win;

•	we may be unable to estimate accurately the resources and cost structure that will be required to service any contract we win; and

•	we may encounter expense and delay if our competitors protest or challenge awards of contracts to us in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to win particular contracts, we may be foreclosed from providing to clients services that are purchased under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected and that could cause our actual results to differ materially from those anticipated. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive re-bidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts could cause our actual results to differ materially from those anticipated.

8. Our business may suffer if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our clients.

Many of our Government contracts require us to have security clearances and employ personnel with specified levels of education, work experience and security clearances. High-level security clearances can be difficult and time-consuming to obtain. If we or our employees lose or are unable to obtain necessary security clearances, we may not be able to win new business and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which could cause our results to differ materially from those anticipated.

9. We must comply with a variety of laws and regulations, and our failure to comply could cause our actual results to differ materially from those anticipated.

We must observe laws and regulations relating to the formation, administration and performance of Government contracts which affect how we do business with our clients and may impose added costs on our business. For example, the Federal Acquisition Regulation and the industrial security regulations of the DoD and related laws include provisions that:

•	allow our Government clients to terminate or not renew our contracts if we come under foreign ownership, control or influence;

•	require us to disclose and certify cost and pricing data in connection with contract negotiations; and

•	require us to prevent unauthorized access to classified information.

Our failure to comply with these or other laws and regulations could result in contract termination, loss of security clearances, suspension or debarment from contracting with the Government, civil fines and damages and criminal prosecution and penalties, any of which could cause our actual results to differ materially from those anticipated.

10. The Government may change its procurement or other practices in a manner adverse to us.

The Government may change its procurement practices or adopt new contracting rules and regulations, such as cost accounting standards. It could also adopt new contracting methods relating to GSA contracts or other government-wide acquisition contracts, or adopt new socio-economic requirements. These changes could impair our ability to obtain new contracts or win re-competed contracts. New contracting requirements could be costly or administratively difficult for us to satisfy, and, as a result could cause actual results to differ materially from those anticipated.

11. Restrictions on or other changes to the Government’s use of service contracts may harm our operating results.

We derive a significant amount of revenue from service contracts with the Government. The Government may face restrictions from new legislation, regulations or union pressures, on the nature and amount of services the Government may obtain from private contractors. Any reduction in the Government’s use of private contractors to provide services could cause our actual results to differ materially from those anticipated.

12. Our contracts and administrative processes and systems are subject to audits and cost adjustments by the Government, which could reduce our revenue, disrupt our business or otherwise adversely affect our results of operations.

Government agencies, including the Defense Contract Audit Agency, or DCAA, routinely audit and investigate Government contracts and Government contractors’ administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review our compliance with regulations and policies and the adequacy of our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems is found not to comply with requirements, we may be subjected to increased government oversight and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts. Therefore, an unfavorable outcome to an audit by the DCAA or another agency could cause actual results to differ materially from those anticipated. If an investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Each of these results could cause actual results to differ materially from those anticipated.

13. Failure to maintain strong relationships with other contractors could result in a decline in our revenue.

We derive substantial revenue from contracts in which we act as a subcontractor or from teaming arrangements in which we and other contractors bid on particular contracts or programs. As a subcontractor or teammate, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could differ materially from those anticipated if any prime contractor or teammate chose to offer directly to the client services of the type that we provide or if they team with other companies to provide those services.

14. We may not receive the full amounts authorized under the contracts included in our backlog, which could reduce our revenue in future periods below the levels anticipated.

Our backlog consists of funded backlog, which is based on amounts for which a client is actually obligated for payment for goods and services, and unfunded backlog, which is based upon management’s estimate of the future potential of our existing contracts and task orders, including options, to generate revenue. Our backlog may not result in actual revenue in any particular period, or at all, which could cause our actual results to differ materially from those anticipated.

The maximum contract value specified under a contract or task order awarded to us is not necessarily indicative of the revenues that we will realize under that contract. For example, we derive a substantial portion of our revenue from contracts in which we are not the sole provider, meaning that the Government could turn to other companies to fulfill the contract. We also derive revenues from ID/IQ contracts, which do not require the government to purchase a material amount of goods or services under the contract. Action by the Government to obtain support from other contractors or failure of the Government to order the quantity of work anticipated could cause our actual results to differ materially from those anticipated.

15. Without additional Congressional appropriations, some of the contracts included in our backlog will remain unfunded, which could significantly harm our prospects.

Although many of our Government contracts require performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. As a result, our contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Nevertheless, we estimate our share of the contract values, including values based on the assumed exercise of options relating to these contracts, in calculating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our estimate of our backlog may be inaccurate and we may post results that differ materially from those anticipated.

16. Employee misconduct, including security breaches, could result in the loss of clients and our suspension or disbarment from contracting with the Government.

We may be unable to prevent our employees from engaging in misconduct, fraud or other improper activities that could adversely affect our business and reputation. Misconduct could include the failure to comply with procurement regulations, regulations regarding the protection of classified information and legislation regarding the pricing of labor and other costs in government contracts. Many of the systems we develop involve managing and protecting information involved in national security and other sensitive functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of employee misconduct could include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect this activity may not be effective, and we could face unknown risks or losses. As a result of employee misconduct, we could face fines and penalties, loss of security clearance and suspension or debarment from contracting with the Government, which could cause our actual results to differ materially from those anticipated. Please refer to Item 2 above for a description of our employees’ involvement in the Abu Ghraib situation in Iraq.

Risks Related to Our Business

1. Our failure to attract and retain qualified employees, including our senior management team, could adversely affect our business.

Our continued success depends to a substantial degree on our ability to recruit and retain the technically skilled personnel we need to serve our clients effectively, particularly personnel with security clearances. Our business involves the development of tailored solutions for our clients, including clients whose work is largely classified and requires performance by employees with security clearances. Performance of that work relies heavily upon the expertise and services of our employees. Accordingly, our employees are our most valuable resource. Competition for skilled personnel in the information technology services industry, particularly personnel with security clearances, is intense, and technology service companies often experience high attrition among their skilled employees. There is a shortage of people capable of filling these positions and they are likely to remain a limited resource for the foreseeable future. Recruiting and training these personnel require substantial resources. Our failure to attract and retain technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our clients’ needs, limit our ability to win new business and cause our actual results to differ materially from those anticipated.

In addition to attracting and retaining qualified technical personnel, we believe that our success will depend on the continued employment of a highly qualified and experienced senior management team and its ability to generate new business and execute projects successfully. Such a senior management team is very important to our business because personal reputations and individual business relationships are a critical element of obtaining and maintaining client engagements in our industry, particularly with agencies performing classified operations. Our inability to retain appropriately qualified and experienced senior executives could cause us to lose client relationships or new business opportunities, which could cause actual results to differ materially from those anticipated.

2. Our markets are highly competitive, and many of the companies we compete against have substantially greater resources.

The markets in which we operate include a large number of participants and are highly competitive. Many of our competitors may compete more effectively than we can because they are larger, better financed and better known companies than we are. In order to stay competitive in our industry, we must also keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenue may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies who are better able to compete against us. The results of these competitive pressures could cause our actual results to differ materially from those anticipated.

3. Our quarterly revenue and operating results could be volatile.

Our quarterly revenue and operating results may fluctuate significantly and unpredictably in the future. In particular, if the Government does not adopt, or delays adoption of, a budget for each fiscal year beginning on October 1, or fails to pass a continuing resolution, federal agencies may be forced to suspend our contracts and delay the award of new and follow-on contracts and orders due to a lack of funding. Further, the rate at which the Government procures technology may be negatively affected following changes in presidential administrations and senior government officials. As a result, period-to-period comparisons of our operating results may not be a good indication of our future performance.

Our quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of our common stock or the value of our other securities. Our quarterly operating results may also fluctuate due to impairment of goodwill charges required by accounting standards.

4. We may lose money or generate less than anticipated profits if we do not accurately estimate the cost of an engagement which is conducted on a fixed-price basis.

We perform a portion of our engagements on a fixed-price basis. We derived 17.5% of our total revenue during the six months ended December 31, 2004, 17.0% of our total revenue in FY 2004, and 18.7% of our total revenue in FY 2003 from fixed-price contracts. Fixed-price contracts require us to price our contracts by predicting our expenditures in advance. In addition, some of our engagements obligate us to provide ongoing maintenance and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. Many of our engagements are also on a time-and-material basis. While these types of contracts are generally subject to less uncertainty than fixed-price contracts, to the extent that our actual labor costs are higher than the contract rates, our actual results could differ materially from those anticipated.

When making proposals for engagements on a fixed-price basis, we rely on our estimates of costs and timing for completing the projects. These estimates reflect our best judgment regarding our capability to complete the task efficiently. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable. From time to time, unexpected costs and unanticipated delays have caused us to incur losses on fixed-price contracts, primarily in connection with state government clients. On rare occasions, these losses have been significant. In the event that we encounter such problems in the future, our actual results could differ materially from those anticipated.

5. We may have difficulty identifying and executing acquisitions on favorable terms and therefore may grow at slower than anticipated rates.

One of our key growth strategies has been to selectively pursue acquisitions. Through acquisitions, we have expanded our base of Government clients, increased the range of solutions we offer to our clients and deepened our penetration of existing clients. We may encounter difficulty identifying and executing suitable acquisitions. Without acquisitions, we may not grow as rapidly as the market expects, which could cause our actual results to differ materially from those anticipated. We may encounter other risks in executing our acquisition strategy, including:

•	increased competition for acquisitions may increase the costs of our acquisitions;

•	our failure to discover material liabilities during the due diligence process, including the failure of prior owners of any acquired businesses or their employees to comply with applicable laws or regulations, such as the Federal Acquisition Regulation and health, safety and environmental laws, or their failure to fulfill their contractual obligations to the Government or other customers;

•	increased frequency of organizational conflicts of interest;

•	acquisition financing may not be available on reasonable terms or at all.

Each of these types of risks could cause our actual results to differ materially from those anticipated.

6. We may have difficulty integrating the operations of any companies we acquire, which could cause actual results to differ materially from those anticipated.

The success of our acquisition strategy will depend upon our ability to continue to successfully integrate any businesses we may acquire in the future. The integration of these businesses into our operations may result in unforeseen operating difficulties, absorb significant management attention and require significant financial resources that would otherwise be available for the ongoing development of our business. These integration difficulties include the integration of personnel with disparate business backgrounds, the transition to new information systems, coordination of geographically dispersed organizations, loss of key employees of acquired companies, and reconciliation of different corporate cultures. For these or other reasons, we may be unable to retain key personnel or clients of acquired companies. Moreover, any acquired business may fail to generate the revenue or net income we expected or produce the efficiencies or cost-savings that we anticipated. Any of these outcomes could cause our actual results to differ materially from those anticipated.

7. Our earnings and margins may vary based on the mix of our contracts and programs.

At December 31, 2004, our backlog included both cost reimbursement and fixed-price contracts. Cost reimbursement contracts generally have lower profit margins than fixed-price contracts. Our earnings and margins may vary materially depending on the types of long-term government contracts undertaken, the costs incurred in their performance, the achievement of other performance objectives and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined.

8. Systems failures may disrupt our business and have an adverse effect on our results of operations.

Any systems failures, including network, software or hardware failures, whether caused by us, a third party service provider, unauthorized intruders and hackers, computer viruses, natural disasters, power shortages or terrorist attacks, could cause loss of data, interruptions or delays in our business or that of our clients. In addition, the failure or disruption of our mail, communications or utilities could cause us to interrupt or suspend our operations or otherwise harm our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our actual results could differ materially from those anticipated.

The systems and networks that we maintain for our clients, although highly redundant in their design, could also fail. If a system or network we maintain were to fail or experience service interruptions, we might experience loss of revenue or face claims for damages or contract termination. Our errors and omissions liability insurance may be inadequate to compensate us for all the damages that we might incur and, as a result, our actual results could differ materially from those anticipated.

9. If our subcontractors or vendors fail to perform their contractual obligations, our performance as a prime contractor and our ability to obtain future business could be materially and adversely impacted and our actual results could differ materially from those anticipated.

Our performance of Government contracts may involve the issuance of subcontracts or purchase orders to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our clients. A failure by one or more of our subcontractors or vendors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as a prime contractor.

A performance deficiency by a subcontractor or a vendor could result in the Government terminating our contract for default. A default termination could expose us to liability for excess costs of re-procurement by the Government and have a material adverse effect on our ability to compete for future contracts and task orders.

Depending upon the level of problem experienced, such problems with subcontractors could cause our actual results to differ materially from those anticipated.

10. Our business may be adversely affected if we cannot collect our receivables.

We depend on the collection of our receivables to generate cash flow, provide working capital, pay debt and continue our business operations. If the Government, any of our other clients or any prime contractor for whom we are a subcontractor fails to pay or delays the payment of their outstanding invoices for any reason, our business and financial condition may be materially adversely affected. The Government may fail to pay outstanding invoices for a number of reasons, including lack of appropriated funds or lack of an approved budget.

Some prime contractors for whom we are a subcontractor have significantly less financial resources than we do, which may increase the risk that we may not be paid in full or payment may be delayed.

If we experience difficulties collecting receivables it could cause our actual results to differ materially from those anticipated.

11. Our global networks and other business commitments require our employees to travel to potentially dangerous places, which may result in injury or other negative impact to key employees.

Our domestic business involves the maintenance of global networks and provision of other services that require us to dispatch employees to various countries around the world. These countries may be experiencing political upheaval or unrest, and in some cases war or terrorism. Certain senior level employees or executives are, on occasion, part of the teams deployed to provide services in these countries. As a result, it is possible that certain of our employees or executives will suffer injury or bodily harm, or be killed or kidnapped in the course of these deployments. It is also possible that we will encounter unexpected costs in connection with the repatriation of our employees or executives for reasons beyond our control. These problems could cause our actual results to differ materially from those anticipated.

12. Our failure to adequately protect our confidential information and proprietary rights may harm our competitive position.

Our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property in order to take appropriate steps to enforce our rights. If we are unable to prevent third parties from infringing or misappropriating our copyrights, trademarks or other proprietary information, our competitive position could be harmed and our actual results could differ materially from those anticipated.

13. We face additional risks which could harm our business because we have international operations.

Our international operations consist of our U.K.-based business, which conducts the majority of its business in the United Kingdom. Our international operations contributed approximately 3.3% of our total revenue during the six months ended December 31, 2004, 4.0% of our revenue in FY 2004, and 4.8% of our revenue in FY 2003. Our U.K.-based operations are subject to risks associated with operating in a foreign country. These risks include fluctuations in the value of the British pound, longer payment cycles, changes in foreign tax laws and regulations and unexpected legislative, regulatory, economic or political changes.

Our U.K.-based operations are also subject to risks associated with operating a commercial, as opposed to a government contracting, business, including the effects of general economic conditions in the United Kingdom on the telecommunications, computer software and computer services sectors and the impact of more concentrated and intense competition for the reduced volume of work available in those sectors. Our revenue from this business grew during the six months ended December 31, 2004 over revenue from such business in the same period of FY 2004 largely as a result of the improving business environment of the computer software and services sectors of the U.K. economy, and the strengthening of the British pound. While we are marketing our services to clients in industries that are new to us, our efforts in that regard may be unsuccessful. Other factors that may adversely affect our international operations are a decline in the economy of the United Kingdom, difficulties relating to managing our business internationally, and multiple tax structures. Any of these factors could cause our actual results to differ materially from those anticipated.

Risks Related to this Offering

1. Management could apply the proceeds of this offering to uses that do not increase our market value or improve our operating results.

We intend to use the net proceeds from the sale of the securities for general corporate purposes, including, without limitation, making acquisitions of assets, businesses or securities, share repurchases, repayment of debt, capital expenditures and for working capital. We have not reserved or allocated the net proceeds for any specific purpose and our management will have considerable discretion in applying the net proceeds. We may use the remaining net proceeds for purposes that do not result in any increase in our market value or improve our results of operations or that impair our ability to meet our commitments to holders of our preferred stock or debt securities.

2. The market price of our common stock is volatile; changes in the market price of our common stock could affect the value of our other securities.

The market price of our common stock has fluctuated widely and may continue to do so. For example, during the twelve month period ended December 31, 2004, the price of our stock ranged from a high of $69.18 per share to a low of $36.09 per share. Many factors could cause the market price of our common stock to rise and fall. Some of these factors are:

•	variations in our quarterly operating results;

•	the hiring or departure of key personnel;

•	acquisitions or strategic alliances by us or others in our industry;

•	changes in presidential administration or government fiscal policy;

•	shifts or delays in government budget allocations;

•	acts of war, terrorism or national calamities;

•	the commencement of litigation or investigations by us or against us, and the outcome of such litigation or investigations;

•	announcements of technological innovations;

•	introduction of new pricing policies by us or by our competitors;

•	changes in accounting principles or in the tax laws;

•	changes in estimates of our performance or recommendations by financial analysts; and

•	market conditions in the industry and the economy as a whole, including changes in interest rates.

In addition, from time to time the stock market has experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of many technology companies generally. These broad market fluctuations could adversely affect the market price of our common stock. When the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs of defending the lawsuit or paying a settlement or court judgment. The lawsuit could also divert the time and attention of our management. Any of these events could seriously harm our business. Changes in the market price of our common stock could affect the value of our other securities.

3. Purchasers of common stock will experience immediate dilution as the net tangible book value of the shares of common stock will be substantially lower than the offering price.

If we sell shares of our common stock, the price you will pay for those shares will be substantially higher than the pro forma net tangible book value per share of our common stock. As a result, if we were liquidated for book value immediately following that sale, you would experience immediate and substantial dilution. Dilution is the difference between the offering price per share and the pro forma net tangible book value per share of our common stock.

4. Provisions of our charter, by-laws and other corporate documents, and of Delaware law, may make a takeover of our company more difficult.

Our basic corporate documents and Delaware law contain provisions intended to enable our management to resist an attempt to take over our company. For example, our board of directors can issue shares of common stock and preferred stock without stockholder approval, and our board could issue stock to dilute and adversely affect various rights of a potential acquirer. Our by-laws contain provisions that limit the circumstances under which stockholders may take action by written consent. We also have a stockholder rights plan, or “poison pill,” that is designed to inhibit or prevent takeover attempts by outsiders without the agreement of our board. Our board could use these and other provisions to discourage, delay or prevent a change in the control of our company or a change in our management. These provisions may also discourage, delay or prevent an acquisition of our company at a price that you may find attractive. These provisions could also make it more difficult for our stockholders to elect directors and take other corporate actions. These provisions could limit the price that investors might be willing to pay for shares of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges are as follows for the periods indicated:

	Year Ended June 30,					Six Months Ended December 31, 2004
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	7.4	8.8	18.0	27.0	21.7	8.1

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest on all indebtedness, amortization of debt issuance costs, and estimated interest within rental expense. There are no minority interests in any of our subsidiaries, and we have no preference securities, equity method investments or capitalized interest.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes, including, without limitation, making acquisitions of assets, businesses or securities, share repurchases, repayment of debt, capital expenditures and for working capital. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

Description of Debt Securities

This prospectus describes the general terms and provisions of the debt securities we may offer from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Any debt securities we issue will be issued under an indenture between us and a trustee. We have summarized select portions of the form of indenture we would propose to enter into with a trustee, which we refer to as the indenture, below. We have not signed an indenture with a trustee and the summary of the indenture below is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. The indenture, and not this description, defines your rights as holders of the Debt Securities. See the information under the heading “Where You Can Find More Information” for information on how to obtain copies of documents filed with the SEC or how to contact us for a copy of the indenture.

General

The terms of each series of debt securities will be established pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

We can issue an unlimited amount of debt securities under the indenture. We may issue debt securities in one or more series, which series may or may not have the same terms. We will set forth in a prospectus supplement relating to a series of debt securities being offered the aggregate principal amount and the following terms:

•	the title of that series of debt securities;

•	the price or prices at which we will sell debt securities of that series;

•	any limit on the aggregate principal amount of debt securities of that series;

•	the date or dates on which we will pay the principal on debt securities of that series;

•	the rate or rates, which may be fixed or variable, and may or may not be tied to a commodity, stock exchange or financial index, at which debt securities of that series will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where payments on the debt securities of that series will be made;

•	the terms and conditions upon which we may redeem the debt securities of that series and the terms of any obligation we have to redeem debt securities of that series pursuant to any sinking fund or analogous provisions or at the option of a holder;

•	the terms, if any, upon which debt securities of that series may be convertible into other securities;

•	the denominations in which the debt securities of that series will be issued;

•	whether the debt securities of that series will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities of that series payable upon declaration of acceleration of the maturity date;

•	the currency of denomination of the debt securities of that series and the designation of the currency, currencies or currency units in which payments on the debt securities of that series will be made;

•	if payments on debt securities of that series will be made in one or more currencies or currency units other than that or those in which debt securities of that series are denominated, the manner in which the exchange rate with respect to those payments will be determined;

•	any provisions relating to any security provided for debt securities of that series;

•	any addition to or change in the covenants, events of default or other terms described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to debt securities of that series;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if payments on any series of debt securities are required to be made in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange; Forms of Debt Securities

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee, or a certificate issued in definitive registered form as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form. In this prospectus and in supplements to this prospectus we refer to any debt security represented by a global debt security as a book-entry debt security and we refer to any debt security represented by a certificated security as a certificated debt security.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the payment on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee under the indenture of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Our company, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Indirect Holders. If you hold debt securities in an account at a bank or broker, we generally will not recognize you as a legal holder of debt securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, as the holder. To the extent these intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities to you, they will do so either because they have agreed to do so in an agreement with you or because they are legally required to do so. If you hold debt securities in street name, you are responsible for checking with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities (which means those who are registered as holders of debt securities). As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described above. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name holder but does not do so.

Covenants

Among other things, we are required to deliver to the trustee copies of all reports we file with the SEC under Section 13 or 15(d) of the Exchange Act within 15 days of filing those reports with the SEC. We also are required to certify to the trustee within 120 days after the end of each of our fiscal years that we have complied with all of our obligations under the indenture and have not suffered an event of default under the indenture.

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to a particular series of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than CACI International Inc) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Event of default means, with respect to a series of debt securities, any of the following:

•	default in the payment of any interest upon a debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of a debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of a debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) will necessarily constitute an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on, all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment on those debt securities and to institute suit for the enforcement of any such payment, and the terms relating to waivers under or amendments to the indenture; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under with respect to that series and its consequences, except a default in the payment on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities

Unless otherwise specifically provided by the terms of a particular series of debt securities, we may be discharged from any and all obligations in respect of a series of debt securities (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the trustee, in trust, of money and/or United States Government obligations (or, in the case of debt securities denominated in a currency other than United States Dollars, money in that currency or obligations of the government that issued that currency) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Description of Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation, which has been publicly filed with the SEC. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, defines your right as a holder of shares of common stock or preferred stock:

•	the Delaware General Corporation Law, as it may be amended from time to time;

•	our Amended and Restated Certificate of Incorporation, as it has been amended to date and as it may be amended or restated from time to time; and

•	our by-laws, as they may be amended or restated from time to time.

General

We are authorized to issue 80,000,000 shares of common stock and 10,000,000 shares of preferred stock. 300,000 shares of our preferred stock are designated as Series A Participating Cumulative Preferred Stock. As of February 11, 2005, there were 29,903,131 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote per share for each share held of record on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive any lawful dividends declared by the board of directors, subject to the preferences of the holders of any shares of preferred stock then outstanding. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to their proportionate share of all assets remaining after payment of liabilities, subject to the prior distribution rights of the holders of any shares of preferred stock then outstanding. Shares of common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our amended and restated certificate of incorporation, as amended to date, that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation, as amended to date, which is an exhibit to the registration statement which contains this prospectus. The description of most of the financial and other specific terms of your series of preferred stock will be in the applicable prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series. 300,000 shares of our preferred stock are designated as Series A Participating Cumulative Preferred Stock. Our board has the discretion to determine the dividend, voting, conversion, redemption, liquidation and other rights, preferences and limitations of each series of preferred stock. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may designate and issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of the securities we are offering hereunder.

The applicable prospectus supplement will name any underwriter involved in a sale of the securities. Underwriters may offer and sell common stock at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of the securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased, which is known as a firm commitment offering.

We will name any agent involved in a sale of the securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities, we will sell the shares of our common stock to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended, or Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

Our common stock is listed and traded on the New York Stock Exchange. Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. Except for issuances of our common stock, any securities issued will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for the securities.

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and in the documents that we incorporate by reference into this prospectus contains, and supplements to this prospectus may contain, forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” “backlog” and similar words. Statements that we make in this prospectus, in a prospectus supplement and in the documents that we incorporate by reference into this prospectus that are not statements of historical fact may also be forward-looking statements. In particular, statements that we make in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” relating to our revenues, profitability and the sufficiency of capital to meet working capital and capital expenditures requirements, are forward-looking statements. Forward-looking statements are not guarantees of our future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties. You should not place undue reliance on forward-looking statements. We do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. Before you invest in our common stock, you should be aware that the factors we discuss in “Risk Factors” and elsewhere in this prospectus, in a prospectus supplement and in the documents incorporated by reference in this prospectus could cause our actual results to differ from any forward-looking statements. We undertake no obligation to publicly update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings:

•	our registrations on Forms 8-A and 8-A/A filed on February 7, July 19 and August 13, 2002, and March 21 and July 11, 2003;

•	our annual report on Form 10-K for our fiscal year ended June 30, 2004 (as filed on September 13, 2004);

•	our quarterly report on Form 10-Q for the three months ended September 30, 2004 (as filed on November 9, 2004);

•	our quarterly report on Form 10-Q for the three and six months ended December 31, 2004 (as filed on February 9, 2005);

•	our current reports on Form 8-K and 8-K/A (as filed on July 7, 16, 19, 20, 23, 29 and 30, August 4, 10, 13, 19 and 26, October 1, 2004, and January 26, 2005);

•	our definitive proxy statement filed in connection with our 2004 annual meeting of stockholders (as filed on October 22, 2004); and

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of the filings, at no cost, by writing to or calling our Investor Relations department at:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Telephone: (703) 841-3719

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our securities, you should read the prospectus and the exhibits filed with the registration statement, as well as all prospectus supplements.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Foley Hoag LLP, Boston, Massachusetts.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements (and schedule) for the years ended June 30, 2004 and 2003 included in our Annual Report on Form 10-K for the year ended June 30, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements (and schedule) are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Deloitte & Touche LLP, an independent registered public accounting firm, has audited our consolidated financial statements (and schedule) for the year ended June 30, 2002 included in our Annual Report on Form 10-K for the year ended June 30, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements (and schedule) are incorporated by reference in reliance on Deloitte & Touche LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

The following table provides the various expenses payable by CACI in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the New York Stock Exchange listing fee.

Payable by CACI
Securities and Exchange Commission registration fee	$47,080
National Association of Securities Dealers, Inc. filing fee	30,000
New York Stock Exchange listing fee	25,000
Printing and engraving expenses	20,000
Transfer agent fees	20,000
Accounting fees and expenses	40,000
Legal fees and expenses	50,000
Blue Sky fees and expenses (including related legal fees)	15,000
Miscellaneous	15,000

Total	$262,080

*	all fees and expenses other than the Securities and Exchange Commission registration fee are estimated

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article EIGHTH of CACI’s Certificate of Incorporation provides that CACI may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons that it is permitted to indemnify under Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 9 of ARTICLE V of CACI’s By-Laws provides that CACI shall indemnify and hold harmless to the fullest extent permissible under the Delaware General Corporation Law every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of CACI or is or was serving at the request of CACI as a director or officer of another corporation, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, and, if approved by CACI’s board of directors, amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection with that action, suit, or proceeding. Section 9 of ARTICLE V of CACI’s By-Laws also provides that CACI may pay expenses incurred by a director or officer in connection with the defense of any civil or criminal action, suit, or proceeding in advance of the disposition of the action, suit, or proceeding, upon a commitment by or on behalf of the director or officer to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by CACI.

Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. CACI has procured a directors’ and officers’ liability and company reimbursement liability insurance policy that (a) insures directors and officers of CACI against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures CACI against losses (above a deductible amount) arising from any such claims, but only if CACI is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Certificate of Incorporation or its By-Laws.

The effect of these provisions would be to authorize such indemnification by CACI for liabilities arising out of the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Underwriting Agreement (to be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference)

3.1	Amended and Restated Certificate of Incorporation of CACI International Inc (filed herewith).

4.1	Form of Indenture (filed herewith).

4.2	Form of Note (to be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference).

5.1	Opinion of Foley Hoag LLP (filed herewith).

12.1	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges (filed herewith).

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm (filed herewith).

23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm (filed herewith).

23.3	Consent of Foley Hoag LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page).

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Trustee (to be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference).

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, State of Virginia, on February 14, 2005.

CACI INTERNATIONAL INC

By:	/s/ J. P. London
J. P. London
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints J. P. London, Stephen L. Waechter, and Jeffrey P. Elefante and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a “Rule 462(b) registration statement”) and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement or any Rule 462(b) registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. P. London J. P. London	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2005

/s/ Stephen L. Waechter Stephen L. Waechter	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	February 14, 2005

/s/ S. Mark Monticelli S. Mark Monticelli	Senior Vice President, Corporate Controller (Chief Accounting Officer)	February 14, 2005

/s/ Herbert W. Anderson Herbert W. Anderson	Director	February 14, 2005

/s/ Michael J. Bayer Michael J. Bayer	Director	February 14, 2005

/s/ Peter A. Derow Peter A. Derow	Director	February 14, 2005

/s/ Richard L. Leatherwood Richard L. Leatherwood	Director	February 14, 2005

/s/ Barbara A. McNamara Barbara A. McNamara	Director	February 14, 2005

/s/ Arthur L. Money Arthur L. Money	Director	February 14, 2005

/s/ Warren R. Phillips Warren R. Phillips	Director	February 14, 2005

/s/ Charles P. Revoile Charles P. Revoile	Director	February 14, 2005

/s/ John M. Toups John M. Toups	Director	February 14, 2005

/s/ Larry D. Welch Larry D. Welch	Director	February 14, 2005

EXHIBIT INDEX

1.1	Underwriting Agreement (to be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference)

3.1	Amended and Restated Certificate of Incorporation of CACI International Inc (filed herewith).

4.1	Form of Indenture (filed herewith).

4.2	Form of Note (to be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference).

5.1	Opinion of Foley Hoag LLP (filed herewith).

12.1	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges (filed herewith).

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm (filed herewith).

23.2	Consent of Deloitte & Touche, an independent registered public accounting firm (filed herewith).

23.3	Consent of Foley Hoag LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page).

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Trustee (to be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference).